Exhibit 10.2

LAURUS MASTER FUND, LTD.

and

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

Dated: August         , 2003

TABLE OF CONTENTS

1.	(a) General Definitions
(b) Accounting Terms
(c) Other Terms
(d) Rules of Construction

2.	Credit Advances

3.	Repayment of the Loans

4.	Procedure for Revolving Credit Advances

5.	Interest and Payments
(a) Interest.
(b) Payments.

6.	Security Interest

7.	Representations, Warranties and Covenants Concerning the Collateral

8.	Payment of Accounts

9.	Collection and Maintenance of Collateral

10.	Inspections and Appraisals

11.	Financial Reporting

12.	Additional Representations and Warranties

13.	Covenants. The Company covenants as follows:

14.	Further Assurances

15.	Term of Agreement

16.	Termination of Lien

17.	Events of Default

18.	Remedies

i

19.	Waivers

20.	Expenses

21.	Assignment By Laurus

22.	No Waiver; Cumulative Remedies

23.	Application of Payments

24.	No Shorting.

25.	Indemnity

26.	Revival

27.	Notices

28.	Governing Law, Jurisdiction and Waiver of Jury

(d)	Limitation of Liability

29.	Entire Understanding

30.	Severability

31.	Captions

32.	Counterparts; Telecopier Signatures

33.	Construction

34.	Publicity

35.	Public Resale.

36.	Affiliate or Third Party Sales.

37.	Representations and Warranties of Laurus

38.	Accredited Investor.

ii

SECURITY AGREEMENT

This Security Agreement is made as of August 14, 2003 by and between LAURUS MASTER FUND, LTD., a Cayman Islands corporation (“Laurus”) Artemis International Solutions Corporation, a Delaware corporation (the “Company”) and Artemis International Solutions Ltd., a United Kingdom corporation (the “Guarantor Subsidiary”).

BACKGROUND

The Company has requested that Laurus make advances available to the Company; and

Laurus has agreed to make such advances to the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

1.     (a)   General Definitions.  Capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.

(b)   Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.

(c)   Other Terms.  All other terms used in this Agreement and defined in the UCC, shall have the meaning given therein unless otherwise defined herein.

(d)   Rules of Construction.  All Schedules, Addenda, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement.  The words “herein”, hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Exhibits, Addenda, Annexes and Schedules thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  The term “or” is not exclusive.  The term “including” (or any form thereof) shall not be limiting or exclusive.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  All references in this Agreement or in the Schedules, Addenda, Annexes and Exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement.  All references to any instruments or agreements, including references to any of this Agreement or the Ancillary Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

2.     Credit Advances.

(a)           (i)        Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Laurus may make revolving credit advances (the “Revolving Credit Advances”) to the Company from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of (x) (I) the Capital Availability Amount minus (II)  such reserves as Laurus may reasonably in its good faith judgment deem proper and necessary from time to time to preserve and protect Collateral (the “Reserves”) or (y) an amount equal to (I) the Accounts Availability minus (II) the Reserves.  The amount derived at any time from Section 2(a)(i)(y)(I) minus 2(a)(i)(y)(II) shall be referred to as the “Formula Amount”.

(ii)           Notwithstanding the limitations set forth above, Laurus retains the right to lend to the Company from time to time such amounts in excess of such limitations (if requested by the Company), as Laurus may determine in its sole discretion.

(iii)          Company acknowledges that the exercise of Laurus’ discretionary rights hereunder may result during the Term in one or more increases or decreases in the advance percentages used in determining Accounts Availability and Company hereby consents to any such increases or decreases which may limit or restrict advances requested by Company.

(iv)         If the Company or Guarantor Subsidiary does not pay any undisputed interest, fees, costs or charges to Laurus when due, the Company shall thereby be deemed to have requested, and Laurus is hereby authorized at its discretion to make and charge to the Company’s account, a Revolving Credit Advance to the Company as of such date in an amount equal to such unpaid interest, fees, costs or charges.

(v)          If the Company at any time is in Default of any of its Obligations and such default has a Material Adverse Effect, Laurus may, after reasonable time to cure, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Company (-or, at Laurus’ option, in Laurus’ name) and may, after reasonable time to cure, but need not, take any and all other actions which Laurus may deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors, lessors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments).  The amount of all reasonable monies expended and all reasonable costs and expenses (including attorneys’ fees and legal expenses) incurred by Laurus in connection with or as a result of the failure by the Company to perform such agreements or the taking of such action by Laurus shall be, provided that Laurus prevails, charged to the Company’s account as a Revolving Credit Advance and added to the Obligations.  To facilitate Laurus’ performance or observance of such covenants of the Company, upon the occurrence and continuance of an Event of Default, and for so long as such Event of Default shall be continuing beyond any applicable grace period, the Company, without further action by any party hereto irrevocably appoints Laurus, or Laurus’ delegate, acting alone, as the Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time, and for the sole purpose of protecting the Collateral, to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Company any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Company.  Any and all actions taken by Laurus pursuant to any grant of power of attorney granted to it in this Agreement shall be taken reasonably and in good faith.

(vi)          Laurus will account to the Company monthly with a written statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Laurus shall be deemed final, binding and conclusive unless Laurus is notified by the Company in writing to the contrary within fifteen (15) days of the date of receipt by the Company of such written statement of such account. If the Company shall dispute any entry on the written statement it shall specify such dispute for each account specifying the item or items to which objection is made. Laurus and the Company hereby agree that time is of the essence in such disputes and to fully cooperate to resolve any such disputes in good faith.

(vii)         During the Term, the Company may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

(viii)         If any Eligible Account is not paid by the Account Debtor within ninety (90) days after the date that such Eligible Account was invoiced or if any Account Debtor asserts a deduction, dispute, contingency, set-off, or counterclaim with respect to any Eligible Account, the Company may (A) replace such Eligible Account with an equivalent Eligible Account or additional collateral, (provided, however, that the existing Eligible Accounts are not sufficient to cover the outstanding balance of the Obligations) or (B) reimburse Laurus for the amount of the Revolving Credit Advance made with respect to such Eligible.

(b)          Following the occurrence of an Event of Default, Laurus may, at its option, elect to convert the credit facility contemplated hereby to an accounts receivable purchase facility.  Upon such election by Laurus (subsequent notice of which Laurus shall provide to the Company), the Company and Guarantor Subsidiary shall be deemed to hereby have sold, assigned, transferred, conveyed and delivered to Laurus, and Laurus shall be deemed to have purchased, at a price of not less than 85% of the amount of the outstanding Accounts, and received from the Company and Guarantor Subsidiary, all right, title and interest of the Company and Guarantor Subsidiary in and to all Accounts which shall at any time constitute Eligible Accounts (the “Receivables Purchase”).  All outstanding Loans hereunder shall be deemed obligations under such accounts receivable purchase facility.  The conversion to an accounts receivable purchase facility in accordance with the terms hereof shall be deemed an exercise by Laurus of its secured creditor rights under Article 9 of the UCC but shall not prevent Laurus from pursuing any other remedies otherwise available to it.  Immediately following Laurus’ request, the Company shall execute and cause Guarantor Subsidiary to execute all such further documentation as may be required by Laurus to more fully set forth the accounts receivable purchase facility herein contemplated, including, without limitation, and subject to the Company’s approval, which approval shall not be unreasonably withheld, Laurus’ standard form of accounts receivable purchase agreement and account debtor notification letters, but the

Company’s or Guarantor Subsidiary’s failure to enter into any such documentation shall not impair or affect the Receivables Purchase in any manner whatsoever.

3.            Repayment of the Loans.  The Company shall be required to (a) make a mandatory prepayment hereunder within ten (10) days of the date on which the aggregate outstanding principal balance of the Revolving Credit Advances made by Laurus to the Company hereunder is in excess of the Formula Amount, in an amount equal to such excess; and (b) repay on the expiration of the Term (i) the then aggregate outstanding principal balance of the Loans made by Laurus to the Company hereunder together with accrued and unpaid interest, fees and charges and (ii) all other amounts owed Laurus under this Agreement and the Ancillary Agreements.  Any payments of principal, interest, fees or any other amounts payable hereunder or under any Ancillary Agreement shall be made prior to 12:00 noon (New York time) on the due date thereof in immediately available funds.

4.            Procedure for Revolving Credit Advances.  The Company may by written notice request a borrowing of Revolving Credit Advances prior to 12:00 noon (New York time) on the Business Day of its request to incur, on that day, a Revolving Credit Advance.  Together with each request for a Revolving Credit Advance (or at such other intervals as Laurus may request), the Company shall deliver to Laurus a Borrowing Base Certificate in the form of Exhibit A, which shall be certified as true and correct by the Chief Executive Officer or Chief Financial Officer of the Company together with all supporting documentation relating thereto.  All Revolving Credit Advances shall be disbursed from whichever office or other place Laurus may designate from time to time and shall be charged to the Company’s account on Laurus’ books.  The proceeds of each Revolving Credit Advance made by Laurus shall be made available to the Company on the Business Day following the Business Day so requested in accordance with the terms of this Section 4 by way of credit to the Company’s operating account maintained with such bank as the Company designated to Laurus.  Any and all undisputed Obligations due and owing hereunder may be charged to the Company’s account and shall constitute Revolving Credit Advances. If the Company shall in good faith dispute any Obligation hereunder, such amount shall be deemed a Disputed Obligation.

5.            Interest and Payments.

(a)           Interest.

(i)        Except as modified by Section 5(a)(iii) below, the Company shall pay interest at the Contract Rate on the unpaid principal balance of each Loan until such time as such Loan is collected in full in good funds in dollars of the United States of America.

(ii)       Interest and payments shall be computed on the basis of actual days elapsed in a year of 360 days.  At Laurus’ option, Laurus may charge the Company account for said interest.

(iii)      Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing beyond any applicable grace period, the Contract Rate shall automatically be increased to one and one-half percent (1.5%) per month (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations until such Event of Default is cured.

(iv)       In no event shall the aggregate interest payable hereunder exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”) and if any provision of this Agreement or Ancillary Agreement is in contravention of any such law or regulation, interest payable under this Agreement and each Ancillary Agreement shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate).

(v)        The Company shall pay principal, interest and, except for any amounts disputed in good faith, all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including any deduction for any set-off or counterclaim.

(b)   Payments.

(i)         Closing/Annual Payments.  Upon execution of this Agreement by the Company and Laurus, the Company shall pay to Laurus Capital Management, LLC a closing payment in an amount equal to three and one half percent (3.5%) of the Capital Availability Amount.  Such payment shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.

(ii)        Collateral Management Payment.  For underwriting, processing and supervising the Company’s and Guarantor Subsidiary’s Accounts, the Company shall pay Laurus a monthly collateral management payment in an amount equal to 0.075% of the average outstanding Revolving Credit Advances during the immediately preceding month.  Such payment shall be payable on the first day of each month in arrears by a charge by Laurus to the Company’s account.  Notwithstanding the foregoing, any unpaid fee shall be immediately due and payable upon termination of this Agreement.

(iii)       Unused Line Payment.  If, for any month, the average outstanding Revolving Credit Advances (the “Average Revolving Amount”) are less than the Capital Availability Amount, the Company shall pay to Laurus at the end of such month a payment (calculated on a per annum basis) in an amount equal to 0.40% of the amount by which the Capital Availability Amount exceeds the Average Revolving Amount.  Notwithstanding the foregoing, any unpaid fee shall be immediately due and payable upon termination of this Agreement.

(iv)       Overadvance Payment.  Without affecting the Company’s obligation to immediately repay any Loans which exceed the amounts permitted by Section 2 (“Overadvances”), in the event an Overadvance occurs or is made by Laurus, all such Overadvances shall bear interest at a monthly rate equal to 0.25% of the amount of such Overadvances for each month or portion thereof as such amounts shall be outstanding.

(v)        Financial Information Default.  Without affecting Laurus’ other rights and remedies, in the event the Company fails to deliver the financial information required by Section 11 on or before the date required by this Agreement, the Company shall pay Laurus a fee in the amount of $250.00 per week (or portion thereof) for each such failure until such failure is cured to Laurus’ satisfaction or waived in writing by Laurus.  Such fee shall be charged to the Company’s account upon the occurrence of each such failure.  Such fee shall not apply in the case where such failure of timely delivery was due to reasonable cause.

6.    Security Interest.

(a)     To secure the prompt payment to Laurus of the Obligations, the Company hereby assigns, pledges and grants to Laurus a continuing security interest in and Lien upon all of the Collateral, excluding any and all Intellectual Property, whether owned, directly or indirectly, by the Company, any subsidiary or the Subsidiary.  All of the Company’s Books and Records directly relating to the Collateral shall, until delivered to or removed by Laurus, be kept by the Company in trust for Laurus until all Obligations have been paid in full.  Each confirmatory assignment schedule or other form of assignment hereafter executed by the Company shall be deemed to include the foregoing grant, whether or not the same appears therein.

(b)     The Company hereby (i) authorizes Laurus to file any financing statements, continuation statements or amendments thereto that (x) indicate the Collateral (1) as all assets of the Company (or any portion of the Company’s assets) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (y) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment.(ii) ratifies its authorization for Laurus to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof.  The Company acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement directly related to the Collateral without the prior written consent of Laurus and agrees that it will not do so without the prior written consent of Laurus, subject to the Company’s rights under Section 9-509(d)(2) of the UCC.

7.     Representations, Warranties and Covenants Concerning the Collateral.  Each of the Company and the Guarantor Subsidiary jointly and severally represents, warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder) and covenants as applicable, as follows:

(a)   All of the Collateral (i) is owned by the Company and the Subsidiary Guarantor respectively free and clear of all Liens (including any claims of infringement) except those in Laurus’ favor and Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b)   Neither the Company nor the Subsidiary Guarantor shall encumber, mortgage, pledge, assign or grant any Lien in any Collateral of the Company or the Subsidiary Guarantor any of the Company’s or the Subsidiary Guarantor’s other assets to anyone other than Laurus and except for Permitted Liens.

(c)   The Liens granted pursuant to this Agreement, upon completion of the filings and other actions listed on Exhibit 7(c) (which, in the case of all filings and other documents referred to in said Exhibit, have been delivered to Laurus in duly executed form) constitute valid perfected security interests in all of the Collateral in favor of Laurus as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and any purchasers from the Company and the Subsidiary Guarantor, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable or legal remedies, and such security interest is prior to all other Liens in existence on the date hereof.

(d)   To the Company’s knowledge, except for Liens held by Foothill Capital Corporation, no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens or those that would fail to have a Material Adverse Effect.

(e)   Neither the Company nor the Subsidiary Guarantor shall dispose of any of the Collateral whether by sale, lease or otherwise except in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than $75,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Laurus’ first priority security interest or (ii) the proceeds of which are remitted to Laurus in reduction of the Obligations.

(f)    Each of the Company and the Subsidiary Guarantor shall defend the right, title and interest of Laurus in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Laurus “control” of the Collateral, with any agreements establishing control to be in form and substance satisfactory to Laurus, (ii) the prompt (but in no event later than five (5) Business Days following Laurus’ request therefor) delivery to Laurus of all original Instruments, Chattel Paper, and negotiable Documents which are part of the Collateral and owned by the Company or the Subsidiary Guarantor (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Laurus’ interest in Collateral at Laurus’ request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve the Company’s, the Subsidiary Guarantor’s and Laurus’ respective and several interests in the Collateral.

(g)   Each of theCompany and the Subsidiary Guarantor shall promptly, and in any event within four (4) Business Days after the same is acquired by it, notify Laurus of any commercial tort claim (as defined in the UCC), directly related to the Collateral, acquired by it and unless otherwise consented by Laurus, the Company and or the the Subsidiary Guarantor shall enter into a supplement to this Agreement granting to Laurus a Lien in such commercial tort claim.

(h)   The Company shall place notations upon its Books and Records and any financial statement of Company to disclose Laurus’ Lien in the Collateral.

(i)    If the Company or the Subsidiary Guarantor retains possession of any Chattel Paper or Instrument with Laurus’ consent, such Chattel Paper and Instruments shall be marked with the following legend:  “This writing and obligations evidenced or secured hereby are subject to the security interest of Laurus Master Fund, Ltd.”

(j)    The Company shall perform in a reasonable time all other steps requested by Laurus to obtain termination of the Foothill Capital Corporation Liens, and create and maintain in Laurus’ favor a valid perfected first Lien in all Collateral subject only to Permitted Liens.

(k)   The Company and/or the Subsidiary Guarantor shall notify Laurus promptly and in any event within five (5) Business Days after obtaining actual knowledge thereof (i) of any material event or circumstance that to the Company’s or the Subsidiary Guarantor’s knowledge would cause Laurus to consider any then existing Account as no longer constituting an Eligible Account; (ii) of any material delay in the Company’s or Guarantor Subsidiary’s performance of any of its obligations to any Account Debtor; (iii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iv) of any allowances, credits and/or monies granted by the Company or Guarantor Subsidiary to any Account Debtor; (v) of all material adverse information relating to the financial condition of an Account Debtor; (vi) of any material return of goods; and (vii) of any loss, damage or destruction of any of the Collateral.

(l)    All Eligible Accounts (i) represent complete bona fide transactions which, to the Company’s knowledge, require no further act under any circumstances on the Company’s or Guarantor Subsidiary’s part to make such Accounts payable by the Account Debtors, (ii) are not subject to any present, contingent or, to the Company’s knowledge, future offsets or counterclaims, and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of the Company.  Neither the Company nor Guarantor Subsidiary has made, and will not make, except in the ordinary course of business consistent with past practice, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by the Company or Guarantor Subsidiary in the ordinary course of its business consistent with historical practice and as previously disclosed to Laurus in writing.

(m)  Each of the Company and the Subsidiary Guarantor shall keep and maintain its Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall, consistent with industry practices, at all times be maintained and preserved.  Each of the Company the Subsidiary Guarantor shall use its best efforts to avoid having any such items become a Fixture to real estate or accessions to other personal property.

(n)   Each of the Company and the Subsidiary Guarantor shall maintain and keep all of its Books and Records concerning the Collateral at the Company’s executive offices listed in Exhibit 12(d).

(o)   Each of the Company and the Subsidiary Guarantor shall maintain and keep the Collateral at the addresses listed in Exhibit 12(d), provided, that the Company and the Subsidiary Guarantor may change such locations or open a new location, provided that it provides Laurus at least thirty (30) days prior written notice of such changes or new location and (ii) prior to such change or opening of a new location it executes and delivers to Laurus such agreements as Laurus may request, including landlord agreements, mortgagee agreements and warehouse agreements, each in form and substance reasonably satisfactory to Laurus.

(p)   Exhibit 7(p) lists all banks and other financial institutions at which the Company and the Subsidiary Guarantor maintains deposits and/or other accounts, and such Exhibit correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.  Neither the Company nor the Subsidiary Guarantor shall establish any depository or other bank account of any with any financial institution (other than the accounts set forth on Exhibit 7(p) without Laurus’ prior written consent, which consent shall not be unreasonably withheld.

8.     Payment of Accounts.

(a)   The Company will direct all of its present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to the lockbox maintained by the Company (the “Lockbox”) with Commerce Bank pursuant to the terms of the Lockbox Agreement dated August    , 2003 or such other financial institution reasonably acceptable to Laurus in writing as may be selected by the Company (the “Lockbox Bank”).  On or prior to the Closing Date, the Company shall and shall cause the Lockbox Bank to enter into all such documentation acceptable to Laurus pursuant to which, among other things, the Lockbox Bank agrees to:  (a) sweep the Lockbox on a daily basis and deposit all checks received therein to an account designated by Laurus in writing and (b) comply only with the instructions or other directions of Laurus concerning the Lockbox.  All of the Company’s invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of the Company or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Lockbox or such other address as Laurus may direct in writing.  If, notwithstanding the instructions to Account Debtors, the Company receives any payments, the Company shall immediately remit such payments to Laurus in their original form with all necessary endorsements.  Until so remitted, the Company shall hold all such payments in trust for and as the property of Laurus and shall not commingle such payments with any of its other funds or property.  The Company shall pay Laurus five percent (5%) of the amount of any payment so received by the Company and not delivered in kind to Laurus within ten (10) Business Days following the Company’s receipt thereof.

(b)   The Subsidiary Guarantor will direct all of its present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to the lockbox maintained by the Subsidiary Guarantor (the “Lockbox”) with Commerce Bank pursuant to the terms of the Lockbox Agreement dated August    , 2003 or such other financial institution reasonably acceptable to Laurus in writing as may be selected by the Subsidiary Guarantor (the “the Subsidiary Guarantor Lockbox Bank”).  Within 20 days of the

Closing Date, the Subsidiary Guarantor shall and shall cause the Lockbox Bank to enter into all such documentation acceptable to Laurus pursuant to which, among other things, the Lockbox Bank agrees to:  (a) sweep the Lockbox on a daily basis and deposit all checks received therein to an account designated by Laurus in writing and (b) comply only with the instructions or other directions of Laurus concerning the Lockbox.  All of the Subsidiary Guarantor’s invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of the Subsidiary Guarantor or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Lockbox or such other address as Laurus may direct in writing.  If, notwithstanding the instructions to Account Debtors, the Subsidiary Guarantor receives any payments, the Subsidiary Guarantor shall immediately remit such payments to Laurus in their original form with all necessary endorsements.  Until so remitted, the Subsidiary Guarantor shall hold all such payments in trust for and as the property of Laurus and shall not commingle such payments with any of its other funds or property.  The Subsidiary Guarantor shall pay Laurus five percent (5%) of the amount of any payment so received by the Subsidiary Guarantor and not delivered in kind to Laurus within ten (10) Business Days following the Subsidiary Guarantor’s receipt thereof.

(c)   At Laurus’ election, if an Event of Default has occurred and is continuing beyond any applicable grace period, Laurus may notify the Company’s Account Debtors of Laurus’ security interest in the Accounts, collect them directly and charge the reasonable collection costs and expenses thereof to the Company’s account.

9.     Collection and Maintenance of Collateral.

(a)   Laurus may verify the Company’s and Guarantor Subsidiary’s Accounts utilizing an audit control company or any other agent of Laurus.

(b)   Laurus will credit (conditional upon final collection) all proceeds of Accounts to the Company’s account one (1) Business Day after receipt by Laurus of good funds in dollars of the United States of America in Laurus’ account.  Any amount received by Laurus after 12:00 noon (New York time) on any Business Day shall be deemed received on the next Business Day.

(c)   As Laurus receives the proceeds of Accounts, it shall apply such proceeds to (A) Revolving Credit Advances including Overadvances made by Laurus, if any, (B) the interest and fees earned by Laurus with respect to such Accounts, and (C) any undisputed amounts otherwise due Laurus pursuant to Sections 2, 5(b), 20 and 24 hereof which have theretofore not been paid, and if no Revolving Credit Advances are then outstanding, pay to the Company within two (2) business days the aggregate amount (in excess of $7,500) so collected.  Following the occurrence and during the continuance of an Event of Default, Laurus shall have the right to apply all proceeds of Accounts to the Obligations in such order as Laurus shall elect.

10.   Inspections and Appraisals.  Once each calendar quarter, during normal business hours, and with prior seventy-two (72) hours notice, Laurus, and/or any agent of Laurus shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of the Company’s or the Subsidiary Guarantor’s properties and the Collateral, (b) inspect, audit and copy and make extracts from the Company’s or the Subsidiary Guarantor’s Books and Records, including management letters prepared by independent accountants, and (c) discuss with the Company’s or the Subsidiary Guarantor’s principal officers, and independent accountants, the Company’s or the Subsidiary Guarantor’s business, assets, liabilities, financial condition, results of operations and business prospects.  Each of the Company and the Subsidiary Guarantor will deliver to Laurus any instrument reasonably necessary for Laurus to obtain records from any service bureau maintaining records for the Company or the the Subsidiary Guarantor.  If any internally prepared financial information, including that required under this Section is unsatisfactory in any manner to Laurus, Laurus may request that the Accountants review the same.

11.   Financial Reporting.  Each of the Company and the Subsidiary Guarantor will deliver, or cause to be delivered, to Laurus each of the following, which shall be in form and detail acceptable to Laurus:

(a)   As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company or the Subsidiary Guarantor, the Company’s or the Subsidiary Guarantor’s, on a consolidated basis, audited financial statements with a report of independent certified public accountants of recognized standing selected by Company or the Subsidiary Guarantor and reasonably acceptable to Laurus (the “Accountants”), which annual financial statements shall include the Company’s and the Subsidiary Guarantor’s balance sheet as at the end of such fiscal year and the related statements of the Company’s or the Subsidiary Guarantor’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if Laurus so requests, on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with copies of any management letters prepared by such accountants;

(b)   As soon as available and in any event within forty five (45) days after the end of each quarter, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of the Company and the Subsidiary Guarantor, on a consolidated basis, as at the end of and for such quarter and for the year to date period then ended, prepared, if Laurus so requests, on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP (or its UK equivalent), subject to year-end adjustments and accompanied by a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto; and

(c)   Within twenty (20) days after the end of each month (or upon the occurrence and continuance of an Event of Default more frequently if Laurus so requests), agings of the Company’s and Guarantor Subsidiary’s Accounts, unaudited trial balances and their accounts payable and a calculation of the Company’s and Guarantor Subsidiary’s Accounts, Eligible Accounts and Inventory as at the end of such month

(d)   Promptly after (i) the filing thereof, copies of the Company’s most recent registration statements and annual, quarterly, monthly or other regular reports which the

Company files with the Securities and Exchange Commission, and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as the Company shall send to its stockholders.

12.   Additional Representations and Warranties.  Each of the Company and the Subsidiary Guarantor jointly and severally represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder), as applicable, as follows:

(a)   Each of the Company and the Subsidiary Guarantor is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and duly qualified and in good standing in every other state or jurisdiction in which the nature of the Company’s or the Subsidiary Guarantor’s business requires such qualification.

(b)   The execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of the Company’s nor the Subsidiary Guarantor’s certificate of incorporation, by-laws or of any indenture, agreement or undertaking to which the Company or the Subsidiary Guarantor is a party or by which the Company or the Subsidiary Guarantor is bound and (iii) are within the Company’s and the Subsidiary Guarantor’s corporate powers.

(c)   This Agreement and the Ancillary Agreements executed and delivered by the Company and the Subsidiary Guarantor are the Company’s and the Subsidiary Guarantor’s legal, valid and binding obligations, enforceable in accordance with their terms.

(d)   Exhibit 12(d) sets forth both the Company’s name and the Subsidiary Guarantor’s name as it appears in official filing in the state of its incorporation, the type of entity of each, the organizational identification number issued by the Company’s and the the Subsidiary Guarantor’s state of incorporation or a statement that no such number has been issued, the Company’s and the Subsidiary Guarantor’s state of incorporation, and the location of the Company’s the Subsidiary Guarantor’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Exhibit 12(d), such locations have not changed during the preceding twelve months.  As of the Closing Date, during the prior two years, except as set forth in Exhibit 12(d), neither the Company nor the Subsidiary Guarantor has been known as or conducted business in any other name (including trade names).  The Company has only one state of incorporation.

(e)   Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) the Company has not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, as amended; (ii) the Company has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) the Company has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) the Company has no fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than the Company’s employees; and (v) the Company has not withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

(f)

(g)   To the best of its knowledge, there is no pending or threatened litigation, action or proceeding which involves the possibility of having a Material Adverse Effect.

(h)   As of the date of issuance, all balance sheets and income statements which have been delivered to Laurus fairly, accurately and properly state the Company’s and the Subsidiary Guarantor’s financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in the Company’s or the Subsidiary Guarantor’s financial condition as reflected in such statements since the balance sheet date of the statements last delivered to Laurus and such statements do not fail to disclose any fact or facts which might have a Material Adverse Effect on the Company’s or the Subsidiary Guarantor’s financial condition.

(i)    Each of the Company and the Subsidiary Guarantor possesses all of the Intellectual Property necessary to conduct its business.  To the best of its knowledge, there has been no assertion or claim of violation or infringement with respect to any Intellectual Property.  Exhibit 12(i) sets forth all Intellectual Property of the Company.

(j)    Neither this Agreement, the exhibits and schedules hereto, the Ancillary Agreements nor any other document delivered by the Company or Guarantor Subsidiary to Laurus or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain, on the date when made, any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.  Any financial projections and other estimates provided to Laurus by the Company were based on the Company’s experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of the issuance of such projections or estimates, believed to be reasonable.  As of the date hereof no facts have come to the attention of the Company that would, in its opinion, require the Company to revise or amplify in any material respect the assumptions underlying such projections and other estimates or the conclusions derived there from.

(k)   The issuance of the Note will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.  Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

(l)    The common stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company has timely filed all proxy statements, reports,

schedules, forms, statements and other documents required to be filed by it under the Exchange Act.  The Company has furnished Laurus with copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and (ii) its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2003, (the “SEC Reports”).  Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) Notwithstanding the immediately foregoing, Laurus acknowledges and understands that the Company has engaged Squar Milner to be its independent auditor to conduct a re-auditing of its 2001 financial statements (the “Re-Audit”). The Re-Audit is being conducted because KPMG, the Company’s previous independent auditors, would not consent to the inclusion of its audit report on the Company’s 2001 annual report on Form 10-K.  With this acknowledgement, Laurus agrees that, if the Re-Audit is completed by September 30, 2003 and the 2001 Form 10-K is filed promptly thereafter, the Re-Audit will not give rise to a breach of any representation or warranty hereunder.

(m)  The Company’s common stock is listed for trading on the OTC Bulletin Board and satisfies all requirements for the continuation of such listing.  The Company has not received any notice that its common stock will be delisted from the OTC Bulletin Board or that its common stock does not meet all requirements for the continuation of such listing.

(n)   Neither the Company, nor any of its affiliates, nor, to the best of its knowledge, any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions.  Nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

(o)   The Securities are restricted securities as of the date of this Agreement.  The Company will not issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by federal securities laws.

(p)   The Company understands the nature of the Securities being issued hereunder and recognizes that they may have a potential dilutive effect.  The Company specifically acknowledges that its obligation to issue the shares of Common Stock upon conversion of the Note is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

(q)   There is no agreement that has not been filed with the SEC as an exhibit to a registration statement or other applicable form the breach of which could have a material and adverse effect as to the Company and its subsidiaries, or would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement or the Registration Rights Agreement executed by the Company in favor of Laurus in any material respect.

13.   Covenants.  Each of the Company and the Subsidiary Guarantor covenants as follows:

(a)   Neither the Company nor the Subsidiary Guarantor will, without the prior written consent of Laurus, which consent shall not be unreasonably withheld, change (i) its name as it appears in the official filings in the state of its incorporation or formation, (ii) the type of legal entity it is, (iii) its organization identification number, if any, issued by its state of incorporation, (iv) its state of incorporation or (v) amend its certificate of incorporation, by-laws or other organizational document if such amendment could reasonably be expected have a Material Adverse Effect. Notwithstanding the foregoing, the amendments to the Company’s certificate of incorporation proposed and set forth in the resolutions of the Company’s Board of Directors dated April 14, 2003 and set forth on Schedule 13(a) hereto (the “April 14th Amendments”) shall not require the consent of Laurus.

(b)   The operation of the Company’s and the Subsidiary Guarantor ‘s business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, rules and ordinances, including to all laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health safety and environmental matters.

(c)   Each of the Company and the Subsidiary Guarantor will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon the Company or the Subsidiary Guarantor or any of the Collateral unless such amounts are being diligently contested in good faith by appropriate proceedings provided that (i) adequate reserves with respect thereto are maintained on the books of the Company or the Subsidiary Guarantor in conformity with GAAP and (ii) the related Lien shall have no effect on the priority of the Liens in favor of Laurus or the value of the assets in which Laurus has a Lien.

(d)   Upon possession of actual knowledge, each of the Company and the Subsidiary Guarantor will promptly inform Laurus in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which might singly or in the aggregate, have a Material Adverse Effect; (ii) any amendment of the Company’s or the Subsidiary Guarantor’s certificate of incorporation, by-laws or other organizational document if such amendment could reasonably be expected to have a Material Adverse Effect, provided however, that the April 14th Amendments shall not require the consent of Laurus; (iii) any change which has had or might have a Material Adverse Effect; (iv) any Event of Default or Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which the Company is a party or by which the Company or the Subsidiary Guarantor any of the Company’s or the Subsidiary Guarantor’s properties may be bound which would have a Material Adverse Effect and (vi) any change in the Company’s or the Subsidiary Guarantor’s name or any other name used in its business.

(e)   Except for present or future indebtedness expressly subordinated to Laurus, neither the Company nor the Subsidiary Guarantor, as applicable, will (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than the Company’s indebtedness to Laurus and as set forth on Exhibit 13(e)(i) attached hereto and made a part hereof; (ii) cancel any debt owing to it in excess of $200,000 in the aggregate during any 12 month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by a Company for deposit or collection or similar transactions in the ordinary course of business; (iv) directly or indirectly declare, pay or make any dividend or distribution on any class of its Stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Stock of a Company; (v) except as listed on Schedule 10, purchase or hold beneficially any Stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except (x) travel advances and (y) except for outstanding loans shown on Schedule    , loans to the Company’s officers and employees not exceeding at any one time an aggregate of $25,000; (vi) directly or indirectly, prepay any indebtedness (other than to Laurus), or repurchase, redeem, retire or otherwise acquire any indebtedness; (vii) materially change the nature of the business in which it is presently engaged; (viii) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Laurus except as required by GAAP or in the tax reporting treatment or except as required by law; (ix) enter into any transaction with any employee, director or Affiliate, except in the ordinary course on arms-length terms; or (x) bill Accounts under any name except the present name of the Company.

(f)    None of the proceeds of the Loans hereunder will be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

(g)   The Company and the Subsidiary Guarantor will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.  At the Company’s own cost and expense in amounts and with carriers reasonably acceptable to Laurus, the Company and the Subsidiary Guarantor shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Company’s or the Subsidiary Guarantor’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Company’s or the Subsidiary Guarantor’s insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Company either directly or through Governmental Authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Company or the Subsidiary Guarantor is engaged in business; and (v) furnish Laurus with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) excepting the Company’s workers’ compensation policy, endorsements to such policies naming Laurus as “co-insured” or “additional insured” and appropriate loss payable endorsements in form and substance satisfactory to Laurus, naming Laurus as loss payee, and (z) evidence that as to Laurus the insurance coverage shall not be impaired or invalidated by any act or neglect of the Company or the Subsidiary Guarantor and the insurer will provide Laurus with at least thirty (30) days notice prior to cancellation.  The Company and the Subsidiary Guarantor shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Laurus and not to the Company and/or the Subsidiary Guarantor and Laurus jointly.  If any insurance losses are paid by check, draft or other instrument payable to the Company and/or the Subsidiary Guarantor and Laurus jointly, Laurus may endorse the Company’s name thereon and do such other things as Laurus may deem advisable to reduce the same to cash.  Laurus may reasonably adjust and compromise claims without the prior approval from the Company.  All loss recoveries received by Laurus upon any such insurance may be applied to the Obligations, in such order as per the terms of this Agreement.  Any surplus shall be paid by Laurus to the Company or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by the Company or the Subsidiary Guarantor, as applicable, to Laurus, on demand.

(h)   Neither the Company nor the Subsidiary Guarantor shall at any time permit any undisputed accounts payable to remain unpaid more than one-hundred twenty (120) days from the due date thereof unless there exists an agreement in writing between the Company and/or the Subsidiary Guarantor and any Person with respect to such payable permitting extended payment terms or a bona fide dispute exists with respect to such accounts payable, such amounts are being diligently contested in good faith and adequate reserves with respect thereto are maintained on the books of the Company or the Subsidiary Guarantor in conformity with GAAP (or its UK equivalent).

(i)    The Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the conversion of the Note and exercise of the Warrant.

(j)  Future Equity Funding.  Except as set forth in the Secured Convertible Note nothing in this Agreement shall be deemed to preclude the Company from any future fund raising efforts through the issuance of Common Stock or any other securities, or through the issuance of subordinated debt or convertible securities.

14.   Further Assurances.  At any time and from time to time, upon the written request of Laurus and at the sole expense of the Company, the Company shall promptly and duly execute and deliver and cause Guarantor Subsidiary to duly execute and deliver any and all such further instruments and documents and take such further action as Laurus may request (a) to obtain the full benefits of this Agreement and the Ancillary Agreements, (b) to protect, preserve and maintain Laurus’ rights in the Collateral and under this Agreement or any Ancillary Agreement, or (c) to enable Laurus to exercise all or any of the rights and powers herein granted or any Ancillary Agreement.

15.   Term of Agreement.  Laurus’ agreement to make Loans and extend financial accommodations under and in accordance with the terms of this Agreement or any Ancillary Agreement shall continue in full force and effect until the expiration of the Initial Term.  At the expiration of the Initial Term, this Agreement shall be deemed to be automatically renewed for an additional period equal to the Initial Term and thereafter to be automatically renewed by succeeding terms of equal length at the end of the first and each succeeding renewal term (each, a “Renewal Term”), unless (i) the Company shall (a) deliver written notice of cancellation to Laurus not earlier than 90 days and not later than 30 days prior to the expiration date of the Initial Term or any succeeding Renewal Term and (b) has paid in full in cash all Obligations on or prior to the expiration date of the Initial Term or any Renewal Term, as applicable, or (ii) Laurus shall deliver written notice of cancellation to the Company not earlier than 90 days and not later than 30 days prior to the expiration date of the Initial Term or any succeeding Renewal Term.  At Laurus’ election following the occurrence of an Event of Default, Laurus may terminate this Agreement.  The termination of the Agreement shall not affect any of Laurus’ rights hereunder or any Ancillary Agreement and the provisions hereof and thereof shall continue to be fully operative until all transactions entered into, rights or interests created and the Obligations have been disposed of, concluded or liquidated.  Notwithstanding this Section 15, the Company may at any time, upon ten business days prior written notice to Laurus, terminate this Agreement by prepaying the entire outstanding Obligations in cash plus an additional early payment fee in an amount equal to two percent (2%) of the Capital Availability Amount if such prepayment occurs on or before the first anniversary of the date hereof; one percent (1%)of such amount if such prepayment occurs following the first anniversary hereof but before the second anniversary hereof;  and zero percent of such amount thereafter; such fee being intended to compensate Laurus for its costs and expenses incurred in initially approving this Agreement or extending same.  Upon receipt of irrevocable payment in full to it of all Obligations and the early payment fee, Laurus shall release its security interests within three (3) business days..  Such early payment fee shall also be due and payable by to Laurus upon termination of this Agreement by Laurus after the occurrence of an Event of Default.

16.   Termination of Lien.  The Liens and rights granted to Laurus hereunder and any Ancillary Agreements and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that The Company’ account may from time to time be temporarily in a zero or credit position, until all of the Obligations of the Company have been paid or performed in full after the termination of this Agreement.

17.   Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)   failure to make payment of any of the Obligations when required hereunder, provided however, that the Company shall have five (5) business days to cure such payment default;

(b)   failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the Company’s books or are less than $25,000;

(c)   failure to perform under and/or committing any material breach of this Agreement or any Ancillary Agreement or any other agreement between the Company, the Subsidiary Guarantor and Laurus; provided, however, in the event that such failure is curable, the Company shall have ten (10) Business Days from the occurrence thereof to cure such failure;

(d)   the occurrence of a default under any agreement to which the Company or the Subsidiary Guarantor is a party with third parties which has a Material Adverse Effect the Company shall have ten (10) Business Days from the occurrence thereof to cure such failure;

(e)   any material representation, warranty or statement made by the Company or the Subsidiary Guarantor hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at the time made be false or misleading in any material respect;

(f)    an attachment or levy is made upon the Company’s or the Subsidiary Guarantor’s assets having an aggregate value in excess of $100,000 or a judgment is rendered against the Company or the Subsidiary Guarantor’ or the Company’s or the Subsidiary Guarantor’s property involving a liability of more than $100,000 which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(g)   any material change in the Company’s or the Subsidiary Guarantor’s condition or affairs (financial or otherwise) which has a Material Adverse Effect and impairs the Collateral or the ability of the Company or the Subsidiary Guarantor to perform its Obligations the Company shall have five (5) Business Days from the occurrence thereof to cure such failure;

(h)   any Lien created hereunder or under any Ancillary Agreement for any reason, except Laurus acts or omissions, ceases to be or is not a valid and perfected Lien having a first priority interest, and cannot be substituted with an equivalent perfected Lien of equal priority to Laurus’ reasonable satisfaction;

(i)    if the Company or the Subsidiary Guarantor shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(j)    the Company or the Subsidiary Guarantor shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

(k)   the Guarantor Subsidiary, shall (i) apply for, consent to or suffer to exist the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws or (viii) take any action for the purpose of effecting any of the foregoing;

(l)    the Company or the Subsidiary Guarantor directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any Collateral, except as permitted herein;

(m)  a default by the Company in the payment, when due, of any principal of or interest on any other indebtedness for money borrowed in an amount greater than $25,000, which is not cured within any applicable cure or grace period;

(n)   the occurrence of a change in controlling ownership of the Company that could reasonably be expected to have a Material Adverse Effect, provided that, notwithstanding any provisions in this Agreement or the Ancillary Agreements, all events listed in Section 21(b) of this Agreement shall not be deemed a change in controlling ownership of the Company that would trigger an Event of Default hereunder;

(o)   the indictment and conviction of the Company, any officer of the Company under any criminal statute, or commencement of criminal or civil proceeding against the Company or any officer of the Company pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of the Collateral;

(p)   if an Event of Default shall occur under and as defined in the Note; or

(q)   the Company or any Guarantor shall breach any term or provision of any Ancillary Agreement which is not cured within any applicable cure or grace period;

(r)    if any Guarantor attempts to terminate, challenges the validity of, or its liability under any Guaranty or any Guarantor Security Agreement; or

(s)   should any Guarantor default in its obligations under any Guaranty or any Guarantor Security Agreement or if any proceeding shall be brought to challenge the validity,

binding effect of any Guaranty or any Guarantor Security Agreement or should any Guarantor breach any representation, warranty or covenant contained in any Guaranty Agreement or any Guarantor Security Agreement or should any Guaranty or Guarantor Security Agreement cease to be a valid, binding and enforceable obligation.

18.   Remedies.  If an Event of Default has occurred and is continuing beyond any applicable grace period, Laurus shall have the right to demand repayment in full of all Obligations, whether or not otherwise due.  Until all Obligations have been fully satisfied, Laurus shall retain its Lien in all Collateral.  Laurus shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which Laurus may be entitled, including the right to take immediate possession of the Collateral, to require a Company to assemble the Collateral, at the Company’s expense, and to make it available to Laurus at the Company’s place of business and to enter any of the premises of a Company or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of the Company, the Company agrees not to charge Laurus for storage thereof), and the right to apply for the appointment of a receiver for the Company’s property.  Further, Laurus may, at any time or times after the occurrence of an Event of Default continuing beyond any applicable grace period, sell and deliver all Collateral held by or for Laurus at public or private sale, in a commercially reasonable manner (as this term is defined in the UCC), for cash, at commercially reasonable prices or Laurus may otherwise recover upon the Collateral in any commercially reasonable manner as Laurus, in its sole discretion, deems advisable.  The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to the Company at the Company’s address as shown in Laurus’ records, at least ten (10) days before the time of the event of which public notice is being given.  Laurus may be the purchaser at any sale, if it is a public sale in a commercially reasonable manner and in accordance with the UCC.   The proceeds of sale shall be applied first to all reasonable costs and expenses of the sale, including reasonable attorneys’ fees, and second to the payment (in whatever order Laurus elects) of all undisputed Obligations.  After the indefeasible payment and satisfaction in full in cash of all of the undisputed Obligations, and after the payment by Laurus of any other amount required by any provision of law, including Section 608(a)(1) of the Code (but only after Laurus has received what Laurus considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to the Company or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.  The Company shall remain liable to Laurus for any deficiency.  In addition, except if Laurus is the purchaser, the Company shall pay Laurus a liquidation fee (“Liquidation Fee”) in the amount of two percent (2%) of the face amount of each Account outstanding at any time during a “liquidation period”.  For purposes hereof, “liquidation period” means a period:  (i) beginning on the earliest date of (x) an event referred to in Section 17(i) or 17(j), or (y) the cessation of Company’s business; and (ii) ending on the date on which Laurus has actually received all Obligations due and owing it under this Agreement and the Ancillary Agreements.  The Liquidation Fee shall be paid on the earlier to occur of:  (i) the date on which Laurus collects the applicable Account; and (ii) the 90th day from the invoice of such Account by deduction from any amount otherwise due from Laurus to the Company directly, at the option of Laurus.  The Company and Laurus acknowledge that the actual damages that would be incurred by Laurus after the occurrence of an Event of Default would be difficult to quantity and that the Company and Laurus have agreed that the fees and obligations set forth in this Section and in this Agreement would constitute fair and appropriate liquidated damages in the event of any such termination.

19.   Waivers.  To the full extent permitted by applicable law, the Company waives (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of this Agreement and the Ancillary Agreements or any other notes, commercial paper, Accounts, contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Laurus on which the Company may in any way be liable  The Company acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the Ancillary Agreements and the transactions evidenced hereby and thereby.

20.   Expenses.  The Company shall pay all of Laurus’ reasonable out-of-pocket costs and expenses,(including reasonable fees and disbursements of in-house or outside counsel, such fees and disbursements not to exceed $10,000) and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. The Company shall also pay all of Laurus’ reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Laurus’ obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to the enforcement or defense of Laurus’ security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to Laurus by the Company as Collateral for, or any other Person as security for, the Company’s Obligations hereunder and (e) any consultations in connection with any of the foregoing.  The Company shall also pay Laurus’ customary bank charges for all bank services (including wire transfers) performed or caused to be performed by Laurus for the Company at the Company’s request or in connection with the Company’s loan account with Laurus.  All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by the Company to Laurus shall be payable on demand and shall be secured by the Collateral.  If any tax by any Governmental Authority is or may be imposed on or as a result of any transaction between the Company and Laurus which Laurus is or may be required to withhold or pay, the Company agrees to indemnify and hold Laurus harmless in respect of such taxes, and the Company will repay to Laurus the amount of any such taxes which shall be charged to the Company’s account; and until the Company shall furnish Laurus with indemnity therefor (or supply Laurus with evidence satisfactory to it that due provision for the payment thereof has been made), Laurus may hold without interest any balance standing to the Company’s credit and Laurus shall retain its Liens in any and all Collateral.

21.   Assignment; Merger; Restructuring; Reorganization; Change of Control.

(a)   By Laurus.  If no Event of Default has occurred and is continuing beyond any applicable grace period, Laurus may assign, with the Company’s prior consent, which consent shall not be unreasonably withheld, any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Laurus’ rights and obligations under this Agreement with respect thereto. If an Event of Default shall have occurred and be continuing beyond any applicable cure period then Laurus may assign any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Laurus’ rights and obligations under this Agreement with respect thereto without the Company’s prior written consent.  Upon such transfer, Laurus shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee, provided that assignee has assumed all responsibilities and obligations under this Agreement and for the Collateral, and further provided that assignee has demonstrated to the Company’s reasonable satisfaction, its financial ability to perform the obligations and responsibilities under this Agreement assumed by assignee.  Laurus may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Laurus and such holder, be entitled to the same benefits as Laurus with respect to any security for the Obligations in which such holder is a participant. The Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though the Company were directly indebted to such holder in the amount of such participation.

(b)  By the Company.  Notwithstanding any provisions in this Agreement or the Ancillary Agreements, the Company may enter in any kind of business combination, including, but not limited to, reorganization, merger, restructuring, issuance of stock, etc., with any other related or unrelated entity or party, provided that such business combination does not have a material adverse effect on (a) the condition, operations, assets, business or prospects of the Company, (b) the Company’s ability to pay or perform the Obligations in accordance with the terms hereof or any Ancillary Agreement, or (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien.  Notwithstanding this Section 21(b), upon occurrence of one of the events described in this Section 21(b) that could reasonably be expected to have a Material Adverse Effect, Laurus may, at its option terminate this Agreement, and the Company shall pay Laurus the termination fees pursuant to Section 15 of this Agreement.

22.   No Waiver; Cumulative Remedies.  Failure by Laurus or the Company to exercise any right, remedy or option under this Agreement, any Ancillary Agreement or any supplement hereto or thereto or any other agreement between the Company and Laurus or delay by Laurus or the Company in exercising the same, will not operate as a waiver; no waiver by Laurus or the Company will be effective unless it is in writing and then only to the extent specifically stated.  Laurus and the Company’ rights and remedies under this Agreement and the Ancillary Agreements will be cumulative and not exclusive of any other right or remedy which Laurus or the Company may have.

23.   Application of Payments.  Subject to Section 9(c) hereof, the Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Laurus from or on the Company’s behalf and the Company hereby irrevocably agrees that Laurus shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Obligations hereunder in such manner as Laurus may deem advisable notwithstanding any entry by Laurus upon any of Laurus’ books and records.

24.   No Shorting.  Neither the Purchaser nor any of its Affiliates or investment partners shall cause any person or entity directly or indirectly to engage in “short sales” or other hedging strategies of the Company’s Common Stock.

25.     Indemnity.

(a)   The parties hereto agree to indemnify and hold each other, and its respective affiliates, employees, attorneys and agents and subsidiaries (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement or any of the Ancillary Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.

(b)   In the event an Indemnified Person becomes involved in any suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever, which may result in indemnification claims hereunder, such Indemnified Person shall promptly notify the other party (“Indemnifying Party”) in writing and in full detail of the filing, and of the nature of such proceeding.  The Indemnifying Party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder.  If the Indemnifying Party elects to defend any proceeding, it shall have full control over the conduct of such proceeding, although the Indemnified Person shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the Indemnified Person. The Indemnified Person shall reasonably cooperate with the Indemnifying Party in such proceeding.

(c) The Indemnifying Party shall not be liable under this Section for any settlement of any proceeding effected without its consent with respect to which indemnity may be sought hereunder, or for any losses resulting from any proceeding of which Indemnified Person fails to timely notify the Indemnifying Party.

(d)   The indemnification provisions of this Section 25 shall not apply to any controversies between Laurus and the Company and/or its respective affiliates, subsidiaries or assigns.

26.           Revival.  The Company further agrees that to the extent the Company makes a payment or payments to Laurus, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be, subject to the provisions of the bankruptcy act, state or federal law, revived and continued in full force and effect as if said payment had not been made.

27.   Notices.  Any notice or request hereunder may be given to the Company or Laurus at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section.  Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail).  Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:

If to Laurus:	Laurus Master Fund, Ltd. c/o Laurus Capital Management, LLC 152 West 57th Street New York, New York 10019 Attention: David Grin Telephone: (212) 541-4434 Telecopier: (212) 541-5800

With a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Attention: Scott J. Giordano, Esq Telephone: (212) 407-4000 Telecopier: (212) 407-4990

If to the Company:	Artemis International Solutions Corporation 4041 MacArthur Boulevard Suite 260 Newport Beach, California 92660 Attention: Telephone: (800) 477-6648 Telecopier: (949) 660-7020

With a copy to:	Attention: Telephone: Telecopier:

28.   Governing Law, Dispute Resolution.

(a)   This agreement and the ancillary agreements shall be governed by and construed and enforced in accordance with the laws of the state of New York applicable to contracts made and performed in such state, without regard to the conflicts of law provisions thereof.

(b)   Any dispute, controversy or claim arising under, out of or relating to this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) and conducted by a single arbitrator in accordance with the Rules in the City of New York, State of New York.  In the event of any conflict between this Agreement and such rules, the provisions of this Agreement shall govern.

(c) The arbitrator shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement or to award punitive damages. The decision of the arbitrator shall be final and incontestably binding upon the parties and not subject to appeal.  Judgment upon any award may be entered in any court of competent jurisdiction.  Each party shall share equally the fees and expenses of the arbitrator.  Prevailing party shall be entitled to recover from the opposing party all attorneys fees, costs, expenses, and costs of arbitration.  This arbitration provision shall be deemed to be self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear.  (d)  Limitation of Liability.  The Company acknowledges and understands that in order to assure repayment of the Obligations hereunder Laurus may be required to exercise any and all of Laurus’ rights and remedies hereunder and agrees that neither Laurus nor any of Laurus’ agents shall be liable for acts taken or omissions made in connection herewith or therewith except for action s taken with gross negligence or willful misconduct, or otherwise affect its duties as a secured creditor in connection with the disposition or control of the Collateral or the Accounts.

29.   Entire Understanding.  This Agreement and the Ancillary Agreements contain the entire understanding between the Company and Laurus and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by the Company’s and Laurus’ respective officers.  Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

30.   Severability.  Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

31.   Captions.  All captions are and shall be without substantive meaning or content of any kind whatsoever.

32.   Counterparts; Telecopier Signatures.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.  Any signature delivered by a party via telecopier transmission shall be deemed to be any original signature hereto.

33.   Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

34.   Publicity.  Once this Agreement has been executed by the parties, each party may make appropriate announcements of the financial arrangement entered into by and between the Company and Laurus, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the parties shall in their sole and absolute discretion deem appropriate, provided, however, that Laurus shall not make any public announcements or public disclosure until the Company has made an announcement and issued a press release nor shall the company make any use of the Laurus name without the express prior consent of Laurus, which consent shall not be unreasonably withheld.

35.   Public Resale.;.  Laurus may sell, assign or otherwise transfer the Securities obtained by Laurus in connection with conversions made pursuant to the Note, in a transaction or series of transactions carried out on the Over The Counter Bulletin Board or any principal market where the Common Stock is publicly traded. If Laurus desires to sell, transfer or assign Common Stock in a non-public transaction, it may do so only with the prior written consent of the Company.

36.   Affiliate or Third Party Sales.  Laurus hereby agrees not to sell, assign or otherwise transfer the Securities to any of its Affiliates in any transaction or series of transactions.  Laurus further agrees that it will sell such Securities in a principal market in arms-length transactions and will not enter into any “prearrangements” to assign or sell the Securities with any of its Affiliates or any potential third party purchasers or to advise such parties that Laurus intends to sell Securities whether such sales are effectuated in a public or non-public transaction.

37.   Representations and Warranties of Laurus.  Laurus hereby represents and warrants to the Company as follows:

(a)   Requisite Power and Authority.  Laurus has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Ancillary Agreements and to carry out their provisions.  All corporate action on Laurus’ part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements have been or will be effectively taken prior to the Closing Date.  Upon their execution and delivery, this Agreement and the Ancillary Agreements will be valid and binding obligations of Laurus, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

(b)   Investment Representations.  Laurus understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Laurus’ representations contained in this Agreement, including, without limitation, that Laurus is an “accredited investor” within the meaning of Regulation D under the Securities Act.  Laurus has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note and the Warrant to be purchased by it under this Agreement and the Securities acquired by it upon the conversion of the Note and the exercise of the Warrant, respectively.

(c)   Laurus Bears Economic Risk.  Laurus has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  Laurus must bear the economic risk of this investment until the Securities are sold pursuant to (i) an effective registration statement under the Securities Act, or (ii) if an exemption from registration is available.

(d)   Acquisition for Own Account.  Laurus is acquiring the Securities for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

(e)   Laurus Can Protect Its Interest.   Laurus represents that by reason of its, or of its management’s, business and financial experience, Laurus has the capacity to evaluate the merits and risks of its investment in the Note, the Warrant and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement, and the Ancillary Agreements.  Further, Laurus is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Ancillary Agreements.

38.   Accredited Investor.  Laurus represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:
Name:
Title:

ARTEMIS INTERNATIONAL SOLUTIONS LTD

By:
Name:
Title:

LAURUS MASTER FUND, LTD.

By:
Name:
Title:

Annex A - Definitions

“Account Debtor” means any Person who is or may be obligated with respect to, or on account of, an Account.

“Accountants” has the meaning given to such term in Section 11(a).

“Accounts” means all “accounts”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, including:  (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Accounts Availability” means the amount of Revolving Credit Advances against Eligible Accounts Laurus may from time to time make available to the Company up to (i) eighty-five percent (85%) of the net face amount of Eligible Accounts based on Accounts of the Company and (ii) eighty percent (80%) of the net face amounts of Eligible Accounts based on Accounts of Guarantor Subsidiary; provided, however, in the event the dilution rate with respect to the Company’s or Guarantor Subsidiary’s Accounts exceeds 2%, the applicable percentage set forth above shall be reduced 1% for each 1% increase in the applicable dilution rate.

“Affiliate” of any Person means (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote five percent (5.00%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Ancillary Agreements” means, the Note, Warrant, Registration Rights Agreement, each Guaranty, each Guaranty Security Agreement, the Parent Pledge Agreement and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of the Company or any other Person or delivered to Laurus, relating to this Agreement or to the transactions contemplated by this Agreement or otherwise relating to the relationship between the Company and Laurus.

“Books and Records” means all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“Business Day” means a day on which Laurus is open for business and that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.

“Capital Availability Amount” means $5,000,000.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Person.

“Closing Date” means the date on which the Company shall first receive proceeds of the initial Loans.

“Collateral” means all of the Company’s property and assets, located in the U.S. and the United Kingdom (specifically excluding any affiliates or subsidiaries of the Company, expect for Artemis International Solutions, Ltd. And any affiliates or subsidiaries of Artemis International Solutions, Ltd.), whether real or personal, tangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests including all of the following property in which it now has or at any time in the future may acquire any right, title or interest, but excluding all Intellectual Property, whether owned, directly or indirectly, by the Company or a Subsidiary or Artemis International Solutions, Ltd:

(a)   all Inventory;

(b)   all Equipment;

all Fixtures;

(c)   all Accounts;

(d)   all Deposit Accounts, other bank accounts and all funds on deposit therein;

(e)   all Investment Property;

(f)    all Chattel Paper;

(g)   all Letter-of-Credit Rights;

(h)   all Instruments;

(i)    all commercial tort claims directly related to the Collateral, as set forth on Exhibit 1(A);

(j)    all Books and Records;

(k)   all Supporting Obligations including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property;

(l)    (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Laurus for the account of Company (whether for safekeeping, custody, pledge, transmission or otherwise); and

(m)  all products and Proceeds of all or any of the foregoing tort claims directly related to the Collateral and all claims and other rights to payment including insurance claims against third parties for loss of, damage to, or destruction of the Collateral, and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

“Contract Rate” means for the period of six (6) months from the Closing Date, an interest rate per annum equal to the greater of the Prime Rate plus three quarters percent (0.75%), and five percent (5%) per annum. Beginning six months from the Closing Date and the last business day of each month thereafter (each a “Determination Date”), the Contract Rate shall be determined as follows: if (i) the Company shall have registered the shares of the Company’s common stock underlying the conversion of the Note and that certain warrant issued to Laurus on a registration statement declared effective by the SEC, and (ii) the volume weighted average price of the Common Stock as reported by Bloomberg, L.P. on the principal market for any of the 5 trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price in such percentages as outlined in the table below, the Contract Rate for the succeeding calendar month shall automatically be adjusted:

Contract Rate
130% of the Fixed Conversion Price	Prime minus 0.25%
150% of the Fixed Conversion Price	Prime minus 0.75%
175% of the Fixed Conversion Price	Prime minus 1.25%

“Default” means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 5(a)(iii).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of any Person.

“Disputed Obligations” means any portion of the Obligations of the Borrower hereunder that the Borrower shall in good faith contest with Laurus. Each of Laurus and the Company hereby agree that time is of the essence in such disputes and shall fully cooperate and reasonably resolve any such disputes in good faith within five (5) business days.

“Documents” means all “documents”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Eligible Accounts” means and includes each Account which conforms to the following criteria:  (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Account Debtor and there shall not have been asserted any offset, defense or counterclaim; (d) continues to be in full conformity with the representations and warranties made by the Company or Guarantor Subsidiary to Laurus with respect thereto; (e) Laurus is, and continues to be, reasonably satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended; is documented by an invoice in a form approved by Laurus and shall not be unpaid more than ninety (90) days from invoice date; (h) not more than twenty-five percent (25%) of the unpaid amount of invoices due from such Account Debtor remains unpaid more than ninety (90) days from invoice date; (i) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of Laurus or represents a check in payment of a Account; (j) the Account Debtor is located in the United States or the United Kingdom (with respect to Account Debtors of the Guarantor Subsidiary); (k) Laurus has a first priority perfected Lien in such Account and such Account is not subject to any Lien other than Permitted Liens; (l) does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of the Company or Guarantor Subsidiary; (m) is payable to the Company or the Guarantor Subsidiary; (n) does not arise out of a bill and hold sale prior to shipment and does not arise out of a sale to any Person to which the Company or the Guarantor Subsidiary is indebted; (o) is net of any returns, discounts, claims, credits and allowances; (p) if the Account arises out of contracts between the Company or the Guarantor Subsidiary and the United States, any state, or any department, agency or instrumentality of any of them, the Company or the Guarantor Subsidiary has so notified Laurus, in writing, prior to the creation of such Account, and there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act; (q) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by the Company or the Guarantor Subsidiary or work, labor and/or services rendered by the Company or the Guarantor Subsidiary; (r) does not arise out of progress billings prior to completion of the order; (s) the total unpaid Accounts from such Account Debtor does not exceed twenty-five percent (25%) of all Eligible Accounts; except that Accounts from Lockheed Martin, Exelon Nuclear, Household Finance, Nissan, SBC, Southern Company, and Pfizer may each respectively comprise up to fifty percent (50%) of all Eligible Accounts (t) the Company’s or the Guarantor Subsidiary’s right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever; (u) the Company or the Guarantor Subsidiary is able to bring suit and enforce its remedies against the Account Debtor through judicial process; and (v) does not represent interest payments, late or finance charges or service charges owing to the Company or the Guarantor Subsidiary.

“Equipment” means all “equipment” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or that are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“ERISA” shall have the meaning given to such term in Section 12(g).

“Event of Default” means the occurrence of any of the events set forth in Section 19.

“Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Formula Amount” has the meaning set forth in Section 2(a).

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

“Goods” means all “goods”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person, and specifically excluding the Intellectual Property.

“Guarantor” means individually, Guarantor Subsidiary and any other Person who may guarantee payment of performance of the whole or any part of the Obligations.

“Guarantor Security Agreements” means collectively, the Subsidiary Guaranty Security Agreement and all other security agreements, mortgages, cash collateral deposit letters, pledges and other agreements which are executed by any Guarantor in favor of Laurus.

“Guarantor Subsidiary” means Artemis International Solutions, Ltd., a United Kingdom corporation, and excludes any other affiliates and all subsidiaries of Artemis International Solutions, Ltd and/or other affiliates or subsidiaries of the Company.

“Guaranty” means collectively, the Subsidiary Guaranty and all other agreements to perform all or any portion of the Obligations on behalf of the Company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Person” shall have the meaning given to such term in Section 25

“Initial Term” means the Closing Date through the close of business on the third anniversary of the Closing Date, subject to acceleration at the option of Laurus upon the occurrence of an Event of Default hereunder or other termination hereunder.

“Instruments” means all “instruments”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, patents, patent registrations, copyrights, copyright registrations, trademarks, trademark registrations, trade secrets and customer lists, which shall not be included in the Collateral, whether owned by the Company, the Subsidiary or any subsidiaries of the Company or the Subsidiary.

“Inventory” means all “inventory”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

“Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Loans” means the Revolving Credit Advances and all extensions of credit hereunder and under any Ancillary Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the condition, operations, assets, business or prospects of the Company or the Guarantor Subsidiary, (b) the Company’s or the Guarantor Subsidiary’s ability to pay or perform the Obligations in accordance with the terms hereof or any Ancillary Agreement, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Laurus’ rights and remedies under this Agreement and the Ancillary Agreements.

“Maximum Legal Rate” shall have the meaning given to such term in Section 5(a)(iv).

“Note” means the Convertible Note in the original principal amount of $5,000,000 made by the Company in favor of Laurus dated as of the Closing Date, as the same may be amended, modified and supplemented from time to time.

“Obligations” means all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by the Company and Guarantor Subsidiary, as applicable, to Laurus (or any corporation that directly or indirectly controls or is controlled by or is under common control with Laurus) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any undisputed debt, liability or obligation owing from the Company and Guarantor Subsidiary, as applicable, to others which Laurus may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges or any other payments the Company and Guarantor Subsidiary, as applicable, are required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys’ fees chargeable to the Company’s account or incurred by Laurus in connection with the Company’s account whether provided for herein or in any Ancillary Agreement which do not constitute Disputed Obligations.

“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the applicable Company in conformity with GAAP; (c) Liens in favor of Laurus; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Company in conformity with GAAP provided, that, the Lien shall have no effect on the priority of Liens in favor of Laurus or the value of the assets in which Laurus has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness,(f) Liens specified on Exhibit 2 hereto, (g) secondary liens on any assets and/or the Collateral, and (h) capital and operating leases (what does this mean?).

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Prime Rate” means the “base rate” or “prime rate” published in the Wall Street Journal from time to time.  The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate.

“Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, shall include:  (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Company or any other Person from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to the Company from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, governmental authority, bureau or agency (or any person acting under color of governmental authority); (c)  any recoveries by the Company against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (d) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, and distributions and Instruments with respect to Investment Property; and (e) any and all other amounts, rights to payment or other property acquired upon the sale, lease, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Purchase Money Indebtedness” means (a) any indebtedness incurred for the payment of all or any part of the purchase price of any asset, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Renewal Term” has the meaning set forth in Section 16.

“Revolving Credit Advances” shall have the meaning given to such term in Section 2(a)(i).

“Securities”  means the Note, and the shares of the Company’s Common Stock underlying the Note.

“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” of any Person means a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.  Subsidiary specifically excludes any affiliates or subsidiaries of Artemis International Solutions, Ltd. and any affiliates or subsidiaries of the Company, except for Artemis International Solutions, Ltd.

“Subsidiary Guaranty” means the Guaranty dated as of the Closing Date executed by the Guarantor Subsidiary in favor of Laurus guaranteeing all of the Obligations on behalf of the Company.

“Subsidiary Guaranty Security Agreement” means the [Security Agreement] dated as of the Closing Date between Guarantor Subsidiary and Laurus.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC.

“Term” means, as applicable, the Initial Term and any Renewal Term.

“UCC” means the Uniform Commercial Code as the same may, from time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Laurus’ Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

EXHIBITS

Exhibit 1(A) – Commercial Tort Claims

Exhibit 2 - Permitted Liens

Exhibit 7(c) - Actions for Perfection

Exhibit 7(p) - Bank Accounts

Exhibit 12(d) - Corporate Information and Locations of Collateral

Exhibit 12(i) - Licenses, Patents, Trademarks and Copyrights

Exhibit 13(e)(i) - Permitted Indebtedness

Exhibit 13(e)(ii) - Existing Subsidiaries

Exhibit A - Form of Borrowing Base Certificate

Exhibit 1(A)

Commercial Tort Claims

None.

Exhibit 2

Permitted Liens

The Company’s assets are subject to the following security interests:

None

Exhibit 7(c)

Actions for Perfection

Execute and deliver such documents as reasonably requested by Laurus relating to Artemis International Corp., Ltd. [to be determined]

Exhibit 7(p)

Bank Accounts

Bank Name	Account Number	Routing Number	Signers	Notes
Bank of America	0026 6121 2158	111000025 (wire)	Mike Rusert	2 signatures required
PO Box 831547	0026 6121 2158	113000023 (checks)	Peter Schwartz	for checks over $5000
Dallas, TX 75283-1547	0026 6522 0447	111000025 (lockbox)	Cynthia Price
Bob McCowan
Robert S. Stefanovich

800-462-6289

Mailing address:	Lockbox address:		Overnight Lockbox address:
Bank of America	Artemis		Bank of America
12400 I45 North, Suite 100	PO Box 844518		c/o Lockbox Dept, 5th Floor
Houston, TX 77060	Dallas, TX 75284-4518		1401 Elm Street
Dallas, TX 75202

	Contacts: Yolanda Lopez Chere Smith (Acct Rep)		281-874-6225 281-874-6131
AISC Operating Account
Fax: 281-874-6168				AISC Lockbox account

Bank One, Colorado	1193243795	102001017	Mike Rusert
PO Box 215002			Robert S. Stefanovich
Denver, CO 80202			Cynthia Price	(fund this account once
			Robert McCowan	per month to cover health claims)
800-404-4111				Health Insurance Account

Bank One, Colorado	1193243803	102001017	Mike Rusert
PO Box 215002			Robert S. Stefanovich
Denver, CO 80202			Cynthia Price	(fund this acct periodically
			Robert McCowan	in $5K increments to cover flex claims)
800-404-4111				Flexible Spending Account

Bank One, Canada	000004654364	0012 270	Mike Rusert
BCE Place			Robert S. Stefanovich
PO Box 613			Cynthia Price
161 Bay Street, Ste 4240			Robert McCowan	(fund this acct once per
Toronto, Ontario M5J 2S1				month to cover 1 canadian empee)

416-865-0466				Canadian Payroll Account

UK:
National Westminster Bank plc	000058573976	50-41-01
PO Box 2AG
63 Picadilly
London W1A 2AG
UK Operating Account

Exhibit 12 (d)

Chief Executive Office and Corporate Offices

Artemis International Solutions Corporation, a Delaware corporation
Identification No.: 29334371
Chief Executive Office
4041 MacArthur Boulevard, Suite 260
Newport Beach, CA 92660
County: Orange

Artemis International Solutions Corporation, a Delaware corporation
Identification No.: 29334371
Corporate Office
6260 Lookout Road
Boulder, CO 80301
County: Boulder

Artemis International Ltd.
Identification No.: No such number has been issued.
Corporate Office
268 Bath Road
Slough, Berks SL1 4DX, UK
County: Not Applicable

Exhibit 12(i)

Licenses, Patents, Trademarks and Copyrights

Not Applicable

Schedule 13(a)

“RESOLVED, that pursuant to Article IV(i) of the Amended and Restated Certificate of Incorporation of Artemis International Solutions Corporation (the “Corporation”) and Section 3.2 of the Amended and Restated By-laws of the Corporation, effective immediately prior to the annual meeting of stockholders of the Corporation to be held in 2003 (the “Annual Meeting”) the number of directors which shall constitute the whole Board shall be reduced from nine to seven.  Only such number of directors as may be necessary to constitute a board of seven members shall be elected at the Annual Meeting.

FURTHER RESOLVED, that pursuant to Article IV(ii) of the Amended and Restated Certificate of Incorporation of the Corporation, immediately following the Annual Meeting the board of directors shall reapportion the number of directorships among the classes of directorship in such manner as shall equalize, as nearly as possible, the number of directors in each class.”

Mr. Pere proposed, and Mr. Yager seconded, the following resolution:

“RESOLVED, that the Board of Directors of Artemis International Solutions Corporation (the “Corporation”) proposes that the Restated and Amended Certificate of Incorporation of the Corporation (the “Certificate”) be further amended as set forth below, declares the advisability of such proposed amendments and directs that such amendments be presented to the shareholders of the Corporation at the next annual meeting of shareholders of the Corporation:

FIRST:   That the third paragraph of Article III of the Certificate be replaced in its entirety by the following:

The Board of Directors is hereby empowered by resolution or resolutions from time to time to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions, if any, of one or more classes or series of Preferred Stock, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of Preferred Stock then outstanding) to the extent permitted by Delaware Law.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of Preferred Stock may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series.

No issuance of shares of Common Stock or Preferred Stock, and no authorization, sale or issuance of any rights, options, warrants or similar instruments which would require the issuance or sale of shares of stock by the Corporation, and no authorization, sale or issuance of any instrument, debt or security exchangeable for or convertible into shares of stock of the Corporation, may be made by the Corporation except upon adoption by the holders of at least 66 2/3% of the total voting power of all outstanding voting securities of the Corporation then entitled to vote generally in the election of directors, voting as a single class, of a resolution either:

(i)            approving a specific issuance of shares or obligation to issue shares, or

(ii)            authorizing the Board of Directors of the Corporation (the “Board of Directors”), for a period not in excess of two years from the date of adoption of such resolution, to issue up to a specified number of additional shares or to cause the Corporation to enter into any obligation to issue of up to a specified number of additional shares to such persons, in such manner, for such purpose and for such consideration as the Board of Directors may in good faith thereafter determine.

SECOND:  That paragraph (i) of Article IV of the Certificate be replaced in its entirety by the following:

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three or nor more than eight directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

THIRD:  That Article VI of the Certificate be deleted in its entirety.

FOURTH:  That the first sentence of Article VII of the Certificate be replaced in its entirety by the following:

Special meetings of the stockholders may be called by the Board of Directors or the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation or by any stockholder or group of stockholders working in concert holding at least 50% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, and may not be called by any other person.”

Exhibit 13(e)(i)

Permitted Indebtedness

Exhibit 13(e)(ii)

Existing Subsidiaries

Exhibit A

Form Borrowing Base Certificate